Exhibit 4.2

SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of July 24, 2006 (this “Agreement”), among Centennial Communications Corp. (the “Company”), the investors listed on Schedule I hereof (collectively, the “WCAS Purchasers”), the investors listed on Schedule II hereof (collectively, the “Blackstone Purchasers”), the investors listed on Schedule III hereof (collectively, the “Signal Purchasers”), the investors listed on Schedule IV hereof (the “Management Purchasers”), and the persons listed on Schedule V hereof (collectively, the “Guayacan Purchasers,” and collectively with the WCAS Purchasers, the Blackstone Purchasers, the Signal Purchasers and the Management Purchasers, the “Purchasers”).

WHEREAS, the Company and the Purchasers are party to that certain First Amended and Restated Registration Rights Agreement, dated January 20, 1999 (the “First Amended and Restated Registration Rights Agreement”); and

WHEREAS, on September 10, 2003, the Company and certain Purchasers entered into an Amendment No. 1 (“Amendment No. 1”) to the First Amended and Restated Registration Rights Agreement providing for certain amendments to the First Amended and Restated Registration Rights Agreement; and

WHEREAS, because its conditions to effectiveness were never satisfied, Amendment No. 1 never became effective; and

WHEREAS, the Company and the Purchasers listed on the signature pages hereto, which include a majority in interest of the Restricted Stock held by each of the WCAS Purchasers and the Blackstone Purchasers, desire to amend and restate the First Amended and Restated Registration Rights Agreement as set forth herein; and

WHEREAS, the parties to the First Amended and Restated Registration Rights Agreement have determined that the Signal Purchasers, the Guayacan Purchasers, and each of the Management Purchasers other than Michael Small no longer require the benefits of, nor should continue to be parties to, the First Amended and Restated Registration Rights Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Certain Definitions. As used herein, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the Common Stock, $.01 par value, of the Company, as constituted as of the date of this Agreement, subject to adjustment pursuant to the provisions of Section 9 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Market Price” of the Common Stock on any date specified herein shall mean (a) if at such date the principal trading market for the Common Stock is a national securities exchange, the last sale price of the Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on such national securities exchange, or (b) if at such date the principal trading market for the Common Stock is not a national securities exchange, (i) if the Common Stock is then quoted by Nasdaq, the last trading price of such security on such date or (ii) if such security is not quoted by Nasdaq, the average of the reported closing bid and asked prices thereof on such date as published by the National Quotation Bureau, Incorporated or any successor organization.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Registration Expenses” shall mean the expenses so described in Section 7 hereof.

“Restricted Stock” shall mean any shares of capital stock of the Company, the certificates for which are required to bear the legend set forth in Section 2 hereof, held by any party to this Agreement; provided, however, that Restricted Stock shall not include any shares of capital stock of the Company (a) sold to the public pursuant to a registration statement or Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”), (b) sold in a private transaction in which the transferor’s rights under this Agreement are not assigned or (c) transferred by means of an in-kind distribution in which such legend is able to be removed.

“Road Show Assistance” shall have the meaning set forth in Section 6(k) hereof.

“Securities Act” shall mean the Securities Act of 1933 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 7 hereof.

“Shelf Registration” shall mean a shelf offering pursuant to Rule 415 under the Securities Act (or any similar rule then in force) by filing with the Commission a Shelf Registration Statement.

“Shelf Registration Statement” shall mean a registration statement of the Company on Form S-3 (or any comparable or successor form) contemplating a delayed or continuous offering in accordance with Rule 415 under the Securities Act (or any similar rule then in force) and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Takedown” shall mean an offering of Common Stock pursuant to a Shelf Registration Statement, other than a sale of shares “at the market” not involving any third party underwriter.

“Takedown Request” shall have the meaning set forth in Section 5A(c).

“Underwritten Offering” shall mean a sale of securities of the Company to an underwriter or underwriters for reoffering to the public pursuant to an underwriting agreement.

2. Restrictive Legend. Each certificate representing the Common Stock, other than Common Stock transferred in a public sale or as otherwise permitted by Section 3 hereof, shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

3. Notice of Proposed Transfer. In addition to any restrictions set forth in the First Amended and Restated Stockholders Agreement, dated as of January 20, 1999 among the Company and the Purchasers, as amended as of the date hereof and from time to time hereafter, prior to any proposed transfer of any Restricted Stock (other than under the circumstances described in Section 4, 5 or 5A hereof), the holder thereof shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if reasonably requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer of the Restricted Stock may be effected without registration under the Securities Act, whereupon the holder of such Restricted Stock shall be entitled to transfer such Restricted Stock in accordance with the terms of its notice; provided, however, that no such opinion or other documentation shall be required if such notice shall cover a pro rata distribution (without payment of additional consideration) by any Purchaser that is a partnership or limited liability company to its partners or members, as the case may be. Each certificate for Restricted Stock transferred as above provided shall bear the legend set forth in Section 2, unless (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act or is pursuant to an effective registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that (or, if no opinion is required, the Company determines that) the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

The foregoing restrictions on transferability of Restricted Stock shall terminate as to any particular shares of Restricted Stock when such shares shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller or sellers thereof set forth in the registration statement concerning such shares. Whenever a holder of Restricted Stock is able to demonstrate to the Company (and its counsel) that the provisions of Rule 144(k) of the Securities Act are available to such holder without limitation, such holder of Restricted Stock shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in Section 2.

4. Required Registration.

(a)          At any time after the date of this Agreement, the holders of the outstanding Restricted Stock then held by the WCAS Purchasers or the Blackstone Purchasers may request the Company to register under the Securities Act all or any portion of the Restricted Stock held by such requesting holder or holders for sale in the manner specified in such notice (including, if available, by means of a Shelf Registration); provided, however, that

(i)            the WCAS Purchasers may not, pursuant to this Section 4, make more than eight requests for registration for an Underwritten Offering in which the Restricted Stock requested to be included is not cutback more than 20% pursuant to Sections 4(b) or 5;

(ii)           the Blackstone Purchasers may not, pursuant to this Section 4, make more than four requests for registration for an Underwritten Offering in which the Restricted Stock requested to be included is not cutback more than 20% pursuant to Sections 4(b) or 5;

(iii)          in the case of a joint request by the WCAS Purchasers and the Blackstone Purchasers for registration pursuant to this Section 4(a), such request shall indicate the Purchasers who shall be deemed to have made such request (or, if such request does not so indicate, the holders of a plurality of the shares of Restricted Stock included in such offering shall be deemed to have made such request) for purposes of this Section 4(a);

(iv)          the Company shall not be obligated to effect (1) an Underwritten Offering involving a “road show” covering Restricted Stock pursuant to this Section 4 with gross proceeds reasonably expected by the holders to be less than $75 million (unless the Restricted Stock requested to be included in such offering includes all of the Restricted Stock held by the requesting Purchaser and its affiliates) or (2) an Underwritten Offering with gross proceeds reasonably expected by the holders to be less than $40 million (unless the Restricted Stock requested to be included in such offering includes all of the Restricted Stock held by the requesting Purchaser and its affiliates); provided that, upon request, the Company shall be obligated to effect up to two additional “block trades” initiated by each of the WCAS Purchasers and the Blackstone Purchasers with gross proceeds reasonably expected by the holders to exceed $20 million;

(v)           after a request for registration is made under this Section 4(a) (or deemed made under Section 5A(a)) for an Underwritten Offering, and so long as such registration has not been, withdrawn, abandoned or terminated, neither the WCAS Purchasers nor the Blackstone Purchasers may request registration pursuant to this Section 4 (including a request deemed made under Section 5A(a)) until the later of (A) four months after the effective date of such registration statement and (B) such longer period as may be required by any lockup agreement entered into pursuant to Section 5A(g); and

(vi)          any request for registration may be withdrawn prior to the effectiveness thereof by the original requesting holders and such withdrawal shall be treated as a request for registration for purposes of this Section 4 unless the Purchasers requesting such withdrawal reimburse the Company for all Registration Expenses incurred by the Company in connection with such withdrawn registration statement;

provided further, that Sections 4(a)(i), (ii), (iii), (iv), and (v) shall not apply to a request for a filing of a Shelf Registration Statement in which no Takedown will occur on effectiveness, but shall instead apply to any Takedown Request thereunder pursuant to Section 5A(c).

(b)         Promptly following receipt of any notice under this Section 4, the Company shall immediately notify any holders of Restricted Stock from whom notice has not been received and shall use its reasonable best efforts to register as soon as possible under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from the original requesting holders, the number of shares of Restricted Stock specified in such notice (and in any notices received from other holders of Restricted Stock within 10 days after their receipt of such notice from the Company); provided, however, that if the proposed method of disposition specified by the original requesting holders of Restricted Stock shall be an Underwritten Offering, the number of shares of Restricted Stock to be included in such an offering may be reduced (pro rata among the requesting holders of Restricted Stock based on the number of shares of Restricted Stock so requested to be registered) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the Restricted Stock to be sold. In the event that the proposed method of disposition specified by the original requesting holders shall be an Underwritten Offering, the original requesting holders may choose the managing underwriter (which shall be a nationally recognized investment banking firm), subject to the consent of the Company (which shall not be unreasonably withheld). Notwithstanding anything to the contrary contained herein, the obligation of the Company under this Section 4 shall be deemed satisfied only when a registration statement (or prospectus supplement, if applicable) covering all shares of Restricted Stock specified in notices received as aforesaid (subject to any cutbacks as contemplated hereinabove), for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment Underwritten Offering, all such shares shall have been sold pursuant thereto.

(c)          The Company shall be entitled to include in any registration statement referred to in this Section 4, for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account, except as and to the extent that, in the opinion of the managing underwriter (if such method of disposition shall be an Underwritten Offering), such inclusion would adversely affect the marketing of the Restricted Stock to be sold (and in such event, such shares to be sold by the Company for its own account shall be reduced or eliminated before any reduction in the number of shares to be sold by requesting holders pursuant to Section 4(b)).

5. Incidental Registration. If the Company at any time (other than pursuant to Section 4 hereof) proposes to register any of its Common Stock under the Securities Act for sale to the public, whether for its own account or for the account of other securityholders or both (except with respect to registration statements on Form S-4 or S-8 or another form not available for registering the Restricted Stock for sale to the public), it will give written notice at such time to all holders of outstanding Restricted Stock of its intention to do so. Upon the written request of any such holder, given within 10 days after receipt of any such notice by the Company, to register any of its Restricted Stock (which request shall state the intended method of disposition thereof), the Company will use its reasonable best efforts to cause the Restricted Stock, as to which registration shall have been so requested, to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Restricted Stock so registered; provided that nothing herein shall prevent the Company from abandoning or delaying such registration at any time. In the event that any registration pursuant to this Section 5 shall be, in whole or in part, an Underwritten Offering of Common Stock, any request by a holder pursuant to this Section 5 to register Restricted Stock shall specify that such Restricted Stock is to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration. Notwithstanding the foregoing, the number of shares of Restricted Stock to be included in such registration statement may be reduced (pro rata among the holders of Restricted Stock requesting registration pursuant to this Section 5 based upon the number of shares of Restricted Stock so requested to be registered) if and to the extent that the managing underwriter (which shall be selected by the Company) shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that such number of shares of Restricted Stock shall not be reduced if any shares are to be included in such underwriting for the account of any Person other than the Company and the holders of Restricted Stock.

5A. Shelf Registration; Suspension or Postponement; Lockup Agreement.

(a)          Notwithstanding the provisions of Sections 4 and 5, if, prior to any request for registration pursuant to Section 4 or 5 with respect to specified Restricted Stock, (i) the Company shall have filed a Shelf Registration Statement covering such Restricted Stock, (ii) such Shelf Registration Statement shall have registered for resale by the requesting holders such Restricted Stock, (iii) the plan of distribution set forth in such Shelf Registration Statement includes Underwritten Offerings and (iv) the Shelf Registration Statement is effective when the requesting holders would otherwise make a request for registration under Section 4 or 5, as applicable, the Company shall not be required to separately register any Restricted Stock in response to such request, and such request shall be deemed to be a request that the Company cooperate in effecting a Takedown of the Restricted Stock pursuant to such Shelf Registration Statement.

(b)         If the Company proposes to effect a Takedown from a Shelf Registration Statement, whether for its own account or for the account of other securityholders who have restricted securities covered by such Shelf Registration, or both, the Company shall give notice thereof to the holders of Restricted Stock covered by such Shelf Registration Statement as provided in Section 5, and such holders may request to have such Restricted Stock included in such Takedown to the same extent, and subject to the same limitations (including the reduction of shares included in such Takedown), as if such Takedown were a registration pursuant to Section 5 (except that any such request to be included in such a Takedown must be given within (A) five business days of notice from the Company if Road Show Assistance will be provided in connection with such Takedown or (B) three business days of notice from the Company if no Road Show Assistance will be provided in connection with such Takedown, in lieu of the 10 days provided in Section 5).

(c)          If WCAS Purchasers or Blackstone Purchasers request (or are deemed pursuant to Section 5A(a) to have requested) a Takedown, other than in response to a notice from the Company pursuant to Section 5 or Section 5A(b) (any such request being a “Takedown Request”):

(i)            such Takedown Request, if for an Underwritten Offering, shall count against the number of requests for registration permitted, pursuant to Section 4(a)(i) or 4(a)(ii), as applicable, to be made by the Purchasers making (or deemed by Section 4(a)(iii) to have made) such Takedown Request;

(ii)           in lieu of the 10 days notice from the Company provided for under Section 4(b), the Purchasers giving such Takedown Request shall give written notice of such Takedown Request to the other holders of Restricted Stock covered by such Shelf Registration Statement and the Company, and such other holders of Restricted Stock covered by such Shelf Registration

Statement may request that all or a portion of their Restricted Stock be included in the requested Takedown by written notice to the requesting Purchasers and the Company given within (A) four business days after receipt of such notice if the requesting Purchasers request Road Show Assistance in connection with such Takedown, or (B) three business days after receipt of such notice, if the requesting Purchasers do not request Road Show Assistance in connection with such Takedown;

(iii)          the number of shares of Restricted Stock of the holders included in such Takedown may be reduced in the manner set forth in Section 4(b); and

(iv)          the Company shall use its reasonable best efforts to effectuate such Takedown as promptly thereafter as practicable, and otherwise shall fulfill its obligations in connection with such Takedown in accordance with the provisions of this Agreement as if such Takedown were a registration requested or effected pursuant to Section 4 or 5, as applicable (including, to the extent applicable, Section 6).

(d)         In the case of a request for a Takedown or inclusion in a Takedown, all references in this Agreement to the effective date of a registration statement shall be deemed to refer to the date of pricing of such Takedown.

(e)          The Company may, by written notice to the holders of securities covered by such registration statement, suspend the effectiveness of any registration statement effected hereunder or any Shelf Registration Statement if an event occurs and is continuing that in the reasonable judgment of the Company would make any statement made in such registration statement or prospectus included therein or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such registration statement, prospectus or other documents so that, in the case of the registration statement or the prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company gives such a suspension notice, the Company shall (subject to Section 5A(f))), as soon as reasonably practicable, prepare and file with the Commission an amendment or supplement to such registration statement or prospectus, and, in the case of an amendment, use its reasonable best efforts to cause such amendment to be declared effective as soon as practicable.

(f)          Notwithstanding anything else in this Agreement, the Company shall be entitled to postpone the filing or effectiveness of any registration statement, amendment or prospectus or prospectus supplement, or suspend the effectiveness of such registration statement, in either case for a reasonable period of time not to exceed 90 days from the date of its receipt of a request for registration pursuant to Section 4 or a Takedown Request, or the date of such suspension notice, respectively, if: (i) the disinterested members of the Board of Directors of the Company, in their reasonable judgment and in good faith, resolve that the filing or effectiveness of any registration statement, amendment or prospectus or prospectus supplement or the sale of Restricted Stock pursuant thereto would materially adversely affect or interfere with any proposed or pending material financing, acquisition, corporation reorganization or other material transaction or the conduct or outcome of any litigation that may have a material adverse effect on the Company and its subsidiaries, taken as a whole, and (ii) the Company gives the holders requesting such registration or Takedown, or the holders of securities covered by such suspended registration statement, written notice of such postponement or suspension, setting forth the duration of such postponement or suspension and the reason therefor; provided that the recipient of such notice expressly agrees to keep such information confidential and not to use such information in violation of the federal securities laws, and that such postponement or suspension shall extend only so long as, in the reasonable, good faith judgment of the disinterested members of the Board of Directors of the Company, the conditions giving rise to such postponement or suspension continue to apply; provided further that after any such postponement or suspension, the Company may not invoke a subsequent postponement or suspension under this Section 5A(f) until twelve months elapse from the end of any such previous postponement or suspension invoked under this Section 5A(f).

(g)         Notwithstanding anything to the contrary contained in this Agreement, if there is a firm commitment Underwritten Offering by the Company or pursuant to a registration or Takedown covering Restricted Stock held by the WCAS Purchasers or the Blackstone Purchasers, then each of the Company, Michael Small (if he shall be at the time of such request an affiliate of the Company), the WCAS Purchasers and the Blackstone Purchasers shall, to the extent required by such underwriters, refrain from making any direct or indirect sales of Common Stock during the period of distribution of the Company’s securities by such underwriters and the period in which the underwriting syndicate participates in the after market and, upon request, shall execute a lockup agreement in the form customarily used in such transactions to the foregoing effect; provided, however, that (i) if requested to execute a lockup agreement, all of such holders shall enter into similar agreements, (ii) each such holder shall be allowed any concession or proportionate release allowed to any other such holder, (iii) such holder may sell Common Stock in privately negotiated transactions not effected on or through any public market provided the transferee of such Common Stock agrees in writing to be bound by the provisions of this Section 5A(g) and (iv) such holder shall, in any event, be entitled to sell Common Stock commencing on the 90th day after the date of the effectiveness of the registration statement or pricing of a Takedown related to such offering.

6. Registration Procedures and Expenses. If and whenever the Company is required by the provisions of Section 4, 5 or 5A hereof to use its reasonable best efforts to effect the registration of any of the Restricted Stock under the Securities Act, or to effect a Takedown of Restricted Stock, the Company will, as expeditiously as possible (to the extent applicable, in the case of a Takedown):

(a)          prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission a registration statement (which, in the case of an Underwritten Offering pursuant to Section 4 hereof, shall be on Form S-1, S-3 or another form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as hereinafter provided);

(b)         prepare (and afford counsel for the selling holders reasonable opportunity to review and comment thereon) and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith and any documents incorporated by reference therein and file such other documents as may be necessary to keep such registration statement effective for the period specified in paragraph (a) above and to comply with the provisions of the Securities Act with respect to the disposition of all Restricted Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c)          furnish to each seller and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus), and all amendments, supplements, and exhibits thereto, and such other documents as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Restricted Stock covered by such registration statement (and the Company hereby consents to the use of any such prospectus, together with such supplements and amendments, by the sellers and underwriters, if any, in connection with the offer and sale covered thereby);

(d)         use its reasonable best efforts to register or qualify the Restricted Stock covered by such registration statement under the securities or blue sky laws of such jurisdictions as the sellers of Restricted Stock or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any jurisdiction);

(e)         immediately notify each seller under such registration statement and each underwriter, (i) when such registration statement or any post-effective amendment or supplement thereto becomes effective; (ii) of the issuance by the Commission or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement (and the Company shall use reasonable best efforts to prevent the initiation of proceedings for, prevent the entry of and/or remove such order or requirement); or (iii) of the happening of any event as a result of which such registration statement, as then in effect, the prospectus contained therein or any document incorporated by reference therein includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)          use its reasonable best efforts to furnish, at the request of any seller, on the date that Restricted Stock is delivered to the underwriters for sale pursuant to such registration, if such securities are being sold through underwriters, or on the date that the registration statement becomes effective, if such securities are not being sold through underwriters: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder (except that such counsel need express no opinion as to financial statements, the notes thereto, and the financial schedules and other financial and statistical data contained therein) and (C) to such other effects as may reasonably be requested by counsel for the underwriters or by such seller or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, if any, and to such sellers stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters or sellers may reasonably request;

(g)         take such actions as may be necessary or appropriate to obtain a CUSIP number (if none exists) for the Common Stock, and make all filings and secure all approvals required pursuant to the regulations of the National Association of Securities Dealers, Inc. in connection with such registration;

(h)         take such actions as may be necessary or appropriate to cause the Restricted Stock so to be registered to be listed on the principal securities exchange (or on the Nasdaq National Market System, as the case may be) on which the Company’s Common Stock is then traded (or, in the case of an initial public offering, on such national securities exchange (or on the Nasdaq National Market System) as the Company shall elect);

(i)          use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to any holder of Restricted Stock, as soon as reasonably practicable (but not more than 15 months) after the effective date of the registration statement, an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(j)          make available for inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement and permit such seller, attorney, accountant or agent to participate in the preparation of such registration statement, provided that any such seller shall and shall cause its agents to keep confidential all such records, documents, properties and information, shall use all such records, documents, properties and information solely for the purpose of such registration, and shall not without the prior written consent of the Company disclose any of such records, documents, properties and information except to the extent required by law or to such of its representatives and employees who need to know it for the purpose of such registration;

(k)         if the request for registration or for a Takedown (or for inclusion of Restricted Stock in a Takedown) relates to an Underwritten Offering of Restricted Stock with an aggregate Market Price of at least $75 million as of the date following the last day on which holders of Restricted Stock may request to include Restricted Stock in such registration or Takedown pursuant to Section 4(b) or 5 or such Takedown pursuant to Section 5A(b) or (c), the WCAS Purchasers and the Blackstone Purchasers may (at the same time as the request for registration or for a Takedown or inclusion in a Takedown) request the Company to, and upon such request the Company shall, make executive officers of the Company available for participation in a customary “road show” of such length and nature as determined jointly by the Company, the managing underwriter and any selling stockholders and analyst and investor presentations reasonably scheduled in connection with any such registration or Takedown and otherwise reasonably cooperate with the underwriters in the marketing process in connection with such offering (collectively, “Road Show Assistance”); provided that the Company shall not be required to provide Road Show Assistance more than twice in any twelve month period; and

(l)          if a request for registration or for a Takedown (or inclusion in a Takedown) is made that is (i) for an Underwritten Offering of Restricted Stock with an aggregate Market Price of less than $75 million as of the date following the last day on which holders of Restricted Stock may request to include Restricted Stock in such registration pursuant to Section 4(b) or 5 or such Takedown pursuant to Section 5A(b) or (c), or (ii) otherwise an offering in which no Road Show Assistance is contemplated, the Company shall not be required to provide Road Show Assistance but shall provide reasonable marketing support to enable the requesting holders to sell the Restricted Stock pursuant to the offering arranged by such holders, including by participating in telephone conference calls and due diligence sessions (as well as a bring down call or session, if requested) with the prospective underwriter(s).

For purposes of paragraphs (a) and (b) above, the period of distribution of Restricted Stock in a firm commitment Underwritten Offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Restricted Stock in any other registration or Takedown shall be deemed to extend until the earlier of the sale of all Restricted Stock covered thereby or six months after the effective date or date of pricing of a Takedown, respectively, thereof.

In connection with each registration or Takedown hereunder, the selling holders of Restricted Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

In connection with each registration pursuant to Sections 4 and 5 hereof or any Takedown pursuant to Section 5A hereof, in either case relating to a sale of Restricted Stock to an underwriter or underwriters for reoffering to the public, the Company agrees to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company’s size and investment stature; provided, however, that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof and provided, further, however, that the time and place of the closing under said agreement shall be as mutually agreed upon among the Company, such managing underwriter and the selling holders of Restricted Stock.

7. Expenses. All expenses incurred by the Company in complying with Sections 4, 5 and 5A hereof, including, without limitation, all registration, listing and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company (including with respect to any special audit or “cold comfort” letters), fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, blue sky fees and expenses (including counsel fees in connection with the preparation of a blue sky memorandum and legal investment survey), the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Restricted Stock, as well as the reasonable fees and expenses of any two sets of counsel retained by the sellers of Restricted Stock in any offering, but excluding any Selling Expenses, are herein called “Registration Expenses.” All underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Restricted Stock are herein called “Selling Expenses.”

The Company will pay all Registration Expenses in connection with each registration statement and any amendments or supplements thereto filed pursuant to Section 4, 5 or 5A hereof. All Selling Expenses in connection with any registration statement filed pursuant to Section 4, 5 or 5A hereof shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such Persons other than the Company (except to the extent the Company shall be a seller) as they may agree.

8. Indemnification. In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 4 or 5 hereof, or a Takedown of Restricted Stock pursuant to Section 5A, the Company will indemnify and hold harmless, to the fullest extent permitted by law, each seller of such Restricted Stock thereunder, each underwriter of Restricted Stock thereunder, each of their respective affiliates, each of their and their affiliates’ respective directors, officers, fiduciaries, agents, employees, stockholders, general and limited partners and members, and each other Person, if any, who controls such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (all of the foregoing, collectively, “Claims”) and expenses (including reasonable fees and expenses of counsel, and amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which such indemnified party may become subject under the Securities Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any information conveyed at or prior to the time of sale or in any registration statement under which such Restricted Stock was registered under the Securities Act, any preliminary prospectus, summary or final prospectus contained therein, or any amendment or supplement of any thereof, or any documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified party for any legal or other expenses incurred by them in connection with investigating or defending any such Claim; provided, however, that the Company will not be liable to any such indemnified party if and to the extent that any such Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information pertaining to such indemnified party furnished by such indemnified party in writing specifically for use in such registration statement or prospectus. Such indemnity shall survive the transfer of Restricted Stock by the Purchasers.

In the event of a registration of any of the Restricted Stock under the Securities Act pursuant to Section 4 or 5 hereof, or a Takedown of Restricted Stock pursuant to Section 5A, each seller of such Restricted Stock thereunder, severally and not jointly, will indemnify and hold harmless, to the fullest extent permitted by law, the Company and each Person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each Person who controls any underwriter within the meaning of the Securities Act, each other stockholder selling Restricted Stock under such registration statement and each affiliate, officer, director, fiduciary, agent, employee, stockholder, general or limited partner or member of such selling stockholder against all Claims and expenses (including reasonable fees and expenses of counsel, and amounts paid in any settlement effected with the Company’s consent, which consent shall not be unreasonably withheld or delayed) to which the Company or such officer or director or underwriter or controlling Person may become subject under the Securities Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Restricted Stock was registered under the Securities Act, any preliminary prospectus, summary or final prospectus contained therein, or any amendment or supplement of any thereof, or any documents incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such indemnified party for any legal or other expenses incurred by them in connection with investigating or defending any such Claim; provided, however, that such seller will be liable hereunder to any such indemnified party if and only to the extent that any such Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such indemnified party specifically for use in such registration statement or prospectus; provided, further, however, that the liability of each seller hereunder shall be limited to the proceeds (net of underwriting discounts and commissions) received by such seller from the sale of Restricted Stock covered by such registration statement.

Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party under this Section 8 except to the extent such indemnifying party is materially prejudiced thereby, and in any event will not relieve such indemnifying party from any liability which it may have to any indemnified party other than under this Section 8. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, or if the indemnifying party shall not diligently continue such defense in good faith, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.

Notwithstanding the foregoing, any indemnified party shall have the right to retain its own counsel in any such action, but, except as set forth above, the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified Person as aforesaid or (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel. It is understood that the indemnifying party shall not, in connection with any action or related actions in the same jurisdiction, be liable for the fees and disbursements of more than one firm (together with local counsel) to act as counsel for the indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party (which shall not be unreasonably withheld or delayed), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action) unless such settlement, compromise or judgment (i) includes an unconditional release of such indemnified party from all liability arising out of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party.

If for any reason the indemnification provided for in the first two paragraphs of this Section 8 is unavailable or insufficient to hold harmless an indemnified party under such paragraphs in respect of any Claims or expenses in respect thereof referred to therein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such Claims or expenses in such proportion as appropriate to reflect the relative fault of the

Company, on the one hand, and the underwriters and the sellers of such Restricted Stock, on the other, in connection with the statements or omissions which resulted in such Claims or expenses as well as any other relevant equitable considerations, including the failure to give any notice under the third paragraph of this Section 8. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by the indemnifying party, on the one hand, or the indemnified party, on the other, and to the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each of you agree that it would not be just and equitable if contributions pursuant to this paragraph were determined by pro rata allocation (even if all of the sellers of such Restricted Stock were treated as one entity for such purpose) or by any other method of allocation which did not take account of the equitable considerations referred to above in this paragraph. The amount paid or payable by an indemnified party as a result of the Claims and expenses in respect thereof, referred to above in this paragraph, shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this paragraph, no seller of such Restricted Stock or related indemnified party shall be required to contribute any amount in excess of the amount of proceeds (net of underwriting discounts and commissions) received by such seller from the sale of Restricted Stock covered by such registration statement. No Person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

The indemnification of underwriters provided for in this Section 8 shall be on such other terms and conditions as are at the time customary and reasonably required by such underwriters. In that event the indemnification of the sellers of Restricted Stock in such underwriting shall at the sellers’ request be modified to conform to such terms and conditions.

The indemnification and contribution agreements contained herein shall be in addition to any other rights to indemnification and contribution which any indemnified party may have pursuant to law or contract or otherwise, shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of Restricted Stock by any such party.

9. Changes in Common Stock. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof, as may be required, so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

10. Representations and Warranties of the Company. The Company represents and warrants to you as follows:

(a)          The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

(b)         This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to considerations of public policy in the case of the indemnification provisions hereof.

11. Rule 144 Reporting. The Company agrees with you as follows:

(a)          The Company shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times as it is able to do so.

(b)         The Company shall file with the Commission in a timely manner all reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time that the Company is subject to such reporting requirements of the Exchange Act.

(c)          The Company shall furnish to any holder of Restricted Stock forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents so filed as a holder may reasonably request to avail itself of any rule or regulation of the Commission allowing a holder of Restricted Stock to sell any such securities without registration.

12. Miscellaneous.

(a)          All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, any holder of Restricted Stock may assign its rights hereunder with respect to any of its Restricted Stock to any transferee of such Restricted Stock, provided that such transferee agrees in writing to become a party hereto and to be bound as a holder of Restricted Stock hereby, and provided further that any WCAS Purchaser or Blackstone Purchaser shall specify in such assignment whether it is assigning rights under Section 4 hereof (in which case such transferee shall become entitled to the rights and subject to the obligations hereunder as fully to the same extent as, and shall deemed to be, a WCAS Purchaser or Blackstone Purchaser, as the case may be, hereunder) and, if assigning such rights, shall be entitled in such assignment to limit the ability of such transferee to further transfer such rights (and such status as a WCAS Purchaser or Blackstone Purchaser, as the case may be) to additional transferees.

(b)         All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered to the address set forth below (i) by e-mail and (ii) by at least one of the following additional forms of delivery: personal delivery, nationally recognized overnight courier services, confirmed telecopy or first class registered mail, postage prepaid:

if to the Company, to it at:

3349 Route 138

Wall, NJ 07719

Fax: (732) 556-2245

Tel: (732) 556-2200

E-mail: E-mail: twolk@centennialcorp.com

Attention: General Counsel

if to any Purchaser, to it at its address set forth on Schedule I, Schedule II, Schedule III, Schedule IV or Schedule V hereto, as the case may be;

if to any subsequent holder of Restricted Stock, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Restricted Stock) or to the holders of Restricted Stock (in the case of the Company).

(c)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof (without limiting the foregoing, the First Amended and Restated Registration Rights Agreement is hereby superseded in its entirety) and may not be modified or amended except in writing signed by, and the Company will not enter into any agreement which conflicts with the provisions of this Agreement or which grants registration rights or similar rights to any other person that are inconsistent or conflict with the registration rights granted hereunder without the consent of, the holders of a majority in interest of the Restricted Stock held by each of (i) the WCAS Purchasers, (ii) the Blackstone Purchasers and (iii) if adversely affected thereby in a material manner, the other holders of Restricted Stock. Any waiver of any provision of this Agreement must be in a writing signed by the party against whom enforcement of such waiver is sought.

(e)          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)          Headings and section reference numbers in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(g)         In the event that any one or more of the provisions set forth herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(h)         Except as specifically set forth in Section 8 hereof, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto and their permitted assigns.

(i)          Each party hereto agrees that a remedy at law for any breach or threatened breach by such party of this Agreement would be inadequate and therefore agrees that any other party hereto shall be entitled to specific performance of this Agreement in addition to any other available rights and remedies in case of any such breach or threatened breach.

(j)          Each of the Purchasers, other than the WCAS Purchasers, Blackstone Purchasers, and Michael Small, acknowledges that the Common Stock held by it is eligible for sale under paragraph (k) of Rule 144. The Company agrees with each such Purchaser that, promptly after the delivery to the Company by such Purchaser of the certificates representing such Purchaser’s Restricted Stock, the Company shall take or cause to be taken such actions as may be necessary to cause such certificates to be reissued without the legend described in Section 2 hereof. In consideration thereof, and notwithstanding anything in this Agreement to the contrary, each such Purchaser agrees that, effective on and as of the effective date of this Agreement, such Purchaser shall no longer be a party to, and shall have no rights and be entitled to no benefits under, this Agreement or the First Amended and Restated Registration Rights Agreement, except as provided in the preceding sentence.

(k)         This Agreement has been executed, and will automatically and without further action of the parties become effective, as of the date first above written.

IN WITNESS WHEREOF, the Company and the Purchasers listed below have each caused this Agreement to be duly executed as of the date first above written.

CENTENNIAL COMMUNICATIONS CORP.
By:
Name:
Title:

WELSH, CARSON, ANDERSON & STOWE VII, L.P.
By:	WCAS VII Partners, L.P., General Partner
By:
Name:
Title:

WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
By:	WCAS VIII Associates, L.L.C., General Partner
By:
Name:
Title:

WCAS CAPITAL PARTNERS III, L.P.
By:	WCAS CP III Associates, L.L.C., General Partner
By:
Name:
Title:

WCAS INFORMATION PARTNERS, L.P.
By:
Name:
Title:

Patrick J. Welsh

Russell L. Carson

Bruce K. Anderson

Kristin M. Anderson Trust

Mark S. Anderson Trust

Daniel B. Anderson Trust

Thomas E. McInerney

Andrew M. Paul

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

Lawrence B. Sorrel

D. Scott Mackesy

Priscilla A. Newman

Laura M. VanBuren

By:
Jonathan Rather
As Attorney-in-fact

BLACKSTONE CCC CAPITAL PARTNERS L.P.
By:	Blackstone Management Associates III L.L.C., Its general partner
By:
Name:
Title:

BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.
By:	Blackstone Management Associates III L.L.C., Its general partner
By:
Name:
Title:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.
By:	Blackstone Management Associates III L.L.C., Its general partner
By:
Name:
Title:

SIGNAL/CENTENNIAL PARTNERS, L.L.C.
By:
Name:
Title:

GUAYACAN PRIVATE EQUITY FUND, L.P.
By:
Name:
Title:

Michael Small

Peter W. Chehayl

Edward G. Owen

SCHEDULE I

WCAS Purchasers

Name and Address of Purchaser

Welsh, Carson, Anderson

& Stowe VII, L.P.

Welsh, Carson, Anderson

& Stowe VIII, L.P.

WCAS Capital Partners III, L.P.

WCAS Information Partners, L.P.

Patrick J. Welsh

Russell L. Carson

Bruce K. Anderson

Kristin M. Anderson Trust

Mark S. Anderson Trust

Daniel B. Anderson Trust

Thomas E. McInerney

Andrew M. Paul

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

Lawrence B. Sorrel

D. Scott Mackesy

Priscilla A. Newman

Laura M. VanBuren

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Telecopy: (212) 893-9575

E-mail:	tmcinerney@welshcarson.com
jmatthews@welshcarson.com
jrather@welshcarson.com

Attention: Thomas E. McInerney

Jim Matthews
Jonathan Rather

SCHEDULE II

Blackstone Purchasers

Name and Address of Purchaser

Blackstone CCC Capital Partners L.P.

Blackstone CCC Offshore Capital Partners L.P.

Blackstone Family Investment Partnership III L.P.

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Telecopy: (212) 754-8704

E-mail: reid@blackstone.com

Attention: Mr. Robert Reid

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telecopy: (212) 455-2502

E-mail: wneely@stblaw.com

Attention: Wilson S. Neely, Esq.

SCHEDULE III

Signal Purchasers

Name and Address of Purchaser

Signal/Centennial Partners, L.L.C.

10 East 53rd Street

32nd Floor

New York, NY 10022

Telecopy: (212) 253-4235

Attention: Alfred J. Puchala

SCHEDULE IV

Management Purchasers

Name and Address of Purchaser

Michael J. Small

Michael J. Small Rollover IRA

Peter W. Chehayl

Edward G. Owen

c/o Centennial Communcations Corp.

3349 Route 138

Wall, NJ 07719

SCHEDULE V

Guayacan Purchasers

Name and Address of Purchaser

Guayacan Private Equity Fund, L.P.

c/o Advent-Morro Equity Partners, Inc. 206 Tetuan Street, Suite 903

San Juan, Puerto Rico

Telecopy: (787) 721-1735

Attention: Mr. Zoilo Mendez